FNF Reports First Quarter 2023 Financial Results

Jacksonville, Fla. – (May 3, 2023) - Fidelity National Financial, Inc. (NYSE:FNF) (“FNF” or the “Company”), a leading provider of title insurance and transaction services to the real estate and mortgage industries and a leading provider of insurance solutions serving retail annuity and life customers and institutional clients through its majority-owned, publicly traded subsidiary F&G Annuities & Life, Inc. (NYSE:FG) (“F&G”), today reported financial results for the first quarter ended March 31, 2023.

As of January 1, 2023, FNF has adopted Accounting Standard Update 2018-12, “Targeted Improvements to the Accounting for Long-Duration Contracts” (LDTI), as issued by the Financial Accounting Standards Board. This update significantly amends the accounting and disclosure requirements for long-duration insurance contracts held in the F&G Segment. Adoption of this guidance is reflected in the consolidated financial statements effective January 1, 2023 with changes applied as of January 1, 2021, also referred to as the transition date. Prior periods are presented on a comparable basis to reflect impacts under the LDTI accounting standard.

Net loss attributable to common shareholders for the first quarter of $59 million, or $0.22 per diluted share (per share), compared to net earnings attributable to common shareholders of $400 million, or $1.41 per share, for the first quarter of 2022. For the first quarter, the Title Segment contributed net earnings of $128 million, the F&G Segment had a net loss of $164 million largely due to unfavorable mark-to-market movement, and the Corporate Segment had a net loss of $23 million. Net (loss) earnings attributable to common shareholders include mark-to-market effects, non-recurring items and discontinued operations; all of which are excluded from adjusted net earnings attributable to common shareholders.

Adjusted net earnings attributable to common shareholders (adjusted net earnings) for the first quarter of $141 million, or $0.52 per share, compared to $386 million, or $1.36 per share, for the first quarter of 2022. The Title Segment contributed $115 million for the first quarter, compared to $334 million for the first quarter 2022. The F&G Segment contributed $42 million for the first quarter, compared to $80 million for the first quarter 2022. The Corporate Segment had adjusted net losses of $16 million for the first quarter, compared to adjusted net losses of $28 million for the first quarter 2022. The decreased results reflect Title’s considerable decline in volumes as compared to the prior year given higher mortgage rates, partially offset by higher average fee per file. In addition, F&G’s results reflect alternatives investment portfolio short-term mark-to-market movement that differs from long-term return expectation, and quarterly fluctuations in market risk benefit actual experience that differs from expectation. Please see “Segment Financial Results” for F&G under “Non-GAAP Measures and Other Information” for further explanation.

Company Highlights

•Solid Title Revenue: For the Title Segment, total revenue of $1.6 billion, compared to $2.4 billion in total revenue in the first quarter of 2022. Total revenue, excluding recognized gains and losses, of $1.5 billion for the first quarter, which, although a 40% decrease from the record $2.6 billion in first quarter 2022, is more comparable with historic levels seen in the first quarters of 2018 and 2019.
•Record F&G Segment gross sales and assets under management: For the F&G Segment, record gross sales of $3.3 billion for the first quarter, a 27% increase over first quarter 2022, as well as record assets under management (AUM) of $45.4 billion as of March 31, 2023, driven by new business net of flow reinsurance, stable inforce retention and debt issuance proceeds.
•Ample deployable capital supports shareholder value: FNF has repurchased 100,000 shares for $3.8 million, at an average price of $38.45 per share, in the first quarter and paid common dividends at $0.45 per share for $122 million. FNF ended the first quarter with $834 million in cash and short-term liquid investments at the holding company.

William P. Foley, II, commented, “I am pleased with our first quarter results as our Title Segment delivered an industry leading adjusted pre-tax Title margin of 10% despite a challenging environment, as market volatility and higher rates pressured mortgage volumes. Our team continued to focus on expense management, enabling us to achieve a double-digit adjusted pre-tax Title margin. F&G reported strong first quarter results highlighted by record gross sales of $3.3 billion, representing growth of 27% as compared to the year ago first quarter, and record ending assets under management of $45.4 billion. This profitable growth demonstrates the value creation that F&G is delivering.”

Mr. Foley concluded, “FNF’s industry leading position and strong balance sheet puts us in an advantageous position to not only withstand periods of dislocation, as we have experienced through the first quarter, but also to take advantage of opportunities to strategically build and expand our Title business for the long term. A prime example is our acquisition of TitlePoint for $224 million in cash which closed in January. We also remain committed to returning capital to our shareholders through our dividend, having returned $122 million in the quarter. Given our cash outlays between our acquisition and dividend, combined with the uncertain economic outlook, we took a more cautious approach to our share buyback to preserve capital and maintain balance sheet flexibility.”

Summary Financial Results

(In millions, except per share data)	Three Months Ended
	March 31, 2023	March 31, 2022
Total revenue	$2,474	$3,167
F&G total gross sales[1]	$3,281	$2,589
F&G assets under management[1]	$45,422	$38,601
Total assets	$69,654	$61,026
Adjusted pre-tax title margin	10.0%	17.1%
Net (loss) earnings attributable to common shareholders	$(59)	$400
Net (loss) earnings per share attributable to common shareholders	$(0.22)	$1.41
Adjusted net earnings[1]	$141	$386
Adjusted net earnings per share[1]	$0.52	$1.36
Weighted average common diluted shares	271	283
Total common shares outstanding	272	281

Segment Financial Results

Title Segment
This segment consists of the operations of the Company’s title insurance underwriters and related businesses, which provide core title insurance and escrow and other title-related services including loan sub-servicing, valuations, default services, and home warranty products.

Mike Nolan, Chief Executive Officer, said, “Our Title business has continued to perform well, despite market conditions, as we benefit from the cost actions taken over the last year. Our priority as a management team has always been to take the appropriate actions necessary to maximize margins through the cycle. We have a proven track record of balancing short-term actions as necessary on the downside, while being well-positioned to deliver on the upside as the cycle improves. Our team’s experience can be seen once again in our industry leading adjusted pre-tax Title margin in the first quarter.”

Mr. Nolan concluded, “Looking forward, we remain cautiously optimistic as we are seeing encouraging indications of a seasonal pattern in the residential purchase market, albeit at lower volume levels resulting from soft existing home sale activity and low refinance activity. That said, the underlying fundamentals of the residential housing market remain strong given pent-up demand and a growing working age population, that are expected to support a rebound once rates stabilize and buyers and sellers more fully return to the market.”

1 See definition of non-GAAP measures below

First Quarter 2023 Highlights

•Total revenue of $1.6 billion, compared with $2.4 billion in total revenue in the first quarter of 2022
•Total revenue, excluding recognized gains and losses, of $1.5 billion, a 40% decrease compared with the first quarter of 2022
◦Direct title premiums of $428 million, a 44% decrease from first quarter of 2022
◦Agency title premiums of $550 million, a 50% decrease from first quarter of 2022
◦Commercial revenue of $241 million, a 36% decrease from first quarter of 2022
•Purchase orders opened decreased 29% on a daily basis and purchase orders closed decreased 33% on a daily basis from the first quarter of 2022
•Refinance orders opened decreased 67% on a daily basis and refinance orders closed decreased 78% on a daily basis from first quarter of 2022
•Commercial orders opened decreased 27% and commercial orders closed decreased 34% from first quarter of 2022
•Total fee per file of $3,446 for the first quarter, a 19% increase over first quarter of 2022
•Notably, purchase orders opened increased 20% on a daily basis over the sequential fourth quarter of 2022

First Quarter 2023 Financial Results

•Pre-tax title margin of 10.1% and industry leading adjusted pre-tax title margin of 10.0% for the first quarter of 2023, compared to 10.4% and 17.1%, respectively, in the first quarter of 2022
•Pre-tax earnings from continuing operations in Title for the first quarter of $157 million, compared with $249 million for the first quarter of 2022
•Adjusted pre-tax earnings in Title for the first quarter of $153 million compared with $437 million for the first quarter of 2022. The decrease from the prior year quarter was primarily a result of the considerable decline in residential and commercial volumes due to higher mortgage rates, partially offset by higher average fee per file

F&G Segment
This segment consists of operations of FNF’s majority-owned subsidiary F&G, a leading provider of insurance solutions serving retail annuity and life customers and funding agreement and pension risk transfer institutional clients.

Chris Blunt, President and Chief Executive Officer of F&G, commented, “Our first quarter results clearly demonstrate the momentum in our business, as we reported $45.4 billion in assets under management at March 31, driven by profitable top line growth and stable inforce retention. Importantly, we delivered record sales in our retail channel, which comprises independent agents, banks and broker dealers, as well as seeing solid sales in our institutional channels. This balanced and profitable growth supports our expectation of delivering double-digit growth in gross sales through 2023.”

Mr. Blunt concluded, “While market volatility has raised broad market concerns on credit, our investment portfolio continues to perform well and within our expectations, given relatively low exposure to riskier areas of the market like commercial real estate office and retail. Additionally, 88% of our liabilities either carry surrender charges, which provides a significant disincentive for our policy holders to surrender their policies, or are nonsurrenderable. As a result, our business continues to perform well and the current market volatility is providing a tailwind as financial advisors and consumers continue to seek guaranteed returns and principal protection. Additionally, we are beginning to utilize higher levels of flow reinsurance on new sales given the significant accretion that we experience to our returns, combined with the cash generation and fee-based earnings that it delivers.”

First Quarter 2023

•Record gross sales: Total gross sales of $3.3 billion for the first quarter, an increase of 27% over the first quarter of 2022, driven by record Retail sales partially offset by lower Institutional sales, which we expect to be lumpier and more opportunistic than our retail channels
•Record Retail sales of $2.8 billion for the first quarter, an 87% increase over the first quarter of 2022, reflecting increased demand for our products given higher interest rates and market volatility
•Institutional sales of $0.5 billion split almost evenly between pension risk transfer transactions and funding agreement issuances for the first quarter, compared $1.1 billion in first quarter of 2022
•Net sales of $2.2 billion for the first quarter, a decrease of 8% from $2.4 billion in the first quarter of 2022, reflecting third party flow reinsurance which increased from 50% to 75%, effective in September of 2022
•Average assets under management (AAUM) of $44.4 billion for the first quarter, an increase of 18% from $37.5 billion in the first quarter of 2022 driven by driven by net new business flows, stable inforce retention, and debt issuance net proceeds. Record ending assets under management were $45.4 billion as of March 31, 2023
•Net loss attributable to common shareholders for F&G Segment of $164 million for the first quarter due to unfavorable mark-to-market movement, compared to net earnings attributable to common shareholders for F&G Segment of $239 million for the first quarter of 2022 which included favorable mark-to-market movement
•Adjusted net earnings for F&G Segment of $42 million for the first quarter, compared to $80 million for the first quarter of 2022; F&G’s adjusted net earnings reflect alternatives investment portfolio short-term mark-to-market movement that differs from long-term return expectation, and quarterly fluctuations in market risk benefit actual experience that differs from expectation

Conference Call
We will host a call with investors and analysts to discuss FNF’s first quarter 2023 results on Thursday, May 4, 2023, beginning at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available on the Events and Multimedia page of the FNF Investor Relations website at fnf.com. The conference call replay will be available via webcast through the FNF Investor Relations website at fnf.com. The telephone replay will be available from 3:00 p.m. Eastern Time on May 4, 2023, through May 11, 2023, by dialing 1-877-407-0784 (USA) or 1-201-689-8560 (International). The access code will be 13735004.

About Fidelity National Financial, Inc.
Fidelity National Financial, Inc. (NYSE: FNF) is a leading provider of title insurance and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York - that collectively issue more title insurance policies than any other title company in the United States. More information about FNF can be found at fnf.com.

About F&G
F&G is part of the FNF family of companies. F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this earnings release includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. These non-GAAP measures include adjusted net earnings per share, adjusted pre-tax title earnings, adjusted pre-tax title earnings as a percentage of adjusted title revenue (adjusted pre-tax title margin), adjusted net earnings attributable to common shareholders (adjusted net earnings), assets under management (AUM), average assets under management (AAUM) and sales.

Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, FNF believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, net earnings per share, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Further, FNF's non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided below.

Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business, political and COVID-19 conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that F&G and our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF's Form 10-K and other filings with the Securities and Exchange Commission (SEC).
FNF-E

SOURCE: Fidelity National Financial, Inc.; F&G Annuities & Life, Inc.

CONTACT:
Lisa Foxworthy-Parker
SVP of Investor & External Relations
Investors@fnf.com
515.330.3307

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2023
Direct title premiums	$428	$428	$—	$—
Agency title premiums	550	550	—	—
Escrow, title related and other fees	880	471	365	44
Total title and escrow	1,858	1,449	365	44

Interest and investment income	611	81	519	11
Recognized gains and losses, net	5	22	(15)	(2)
Total revenue	2,474	1,552	869	53

Personnel costs	677	598	53	26
Agent commissions	420	420	—	—
Other operating expenses	360	296	36	28
Benefits & other policy reserve changes	812	—	812	—
Market risk benefit (gains) losses	59	—	59	—
Depreciation and amortization	134	37	90	7
Provision for title claim losses	44	44	—	—
Interest expense	42	—	22	20
Total expenses	2,548	1,395	1,072	81

Pre-tax (loss) earnings from continuing operations	$(74)	$157	$(203)	$(28)

Income tax expense (benefit)	14	27	(8)	(5)
Earnings (loss) from equity investments	—	—	—	—
Earnings (loss) from discontinued operations, net of tax	—	—	—	—
Non-controlling interests	(29)	2	(31)	—

Net (loss) earnings attributable to common shareholders	$(59)	$128	$(164)	$(23)

EPS from continuing operations attributable to common shareholders - basic	$(0.22)
EPS from discontinued operations attributable to common shareholders - basic	—
EPS attributable to common shareholders - basic	$(0.22)

EPS from continuing operations attributable to common shareholders - diluted	$(0.22)
EPS from discontinued operations attributable to common shareholders - diluted	—
EPS attributable to common shareholders - diluted	$(0.22)

Weighted average shares - basic	270
Weighted average shares - diluted	271

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2023
Net earnings (loss) attributable to common shareholders	$(59)	$128	$(164)	$(23)

Earnings from discontinued operations, net of tax	—	—	—	—

Net earnings (loss) from continuing operations attributable to common shareholders	$(59)	$128	$(164)	$(23)

Pre-tax earnings (loss) from continuing operations	$(74)	$157	$(203)	$(28)

Non-GAAP Adjustments
Recognized (gains) and losses, net	54	(22)	74	2
Market related liability adjustments	229	—	229	—
Purchase price amortization	27	18	5	4
Transaction costs	5	—	2	3

Adjusted pre-tax earnings (loss)	$241	$153	$107	$(19)

Total non-GAAP, pre-tax adjustments	$315	$(4)	$310	$9
Income taxes on non-GAAP adjustments	(67)	1	(66)	(2)
Non-controlling interest on non-GAAP adjustments	(38)	—	(38)	—
Deferred tax asset valuation allowance	(10)	(10)	—	—
Total non-GAAP adjustments	$200	$(13)	$206	$7

Adjusted net earnings (loss) from continuing operations attributable to common shareholders	$141	$115	$42	$(16)

Adjusted EPS from continuing operations attributable to common shareholders - diluted	$0.52

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2022
Direct title premiums	$767	$767	$—	$—
Agency title premiums	1,099	1,099	—	—
Escrow, title related and other fees	1,292	665	596	31
Total title and escrow	3,158	2,531	596	31

Interest and investment income	478	27	451	—
Recognized gains and losses, net	(469)	(175)	(297)	3
Total revenue	3,167	2,383	750	34

Personnel costs	823	776	30	17
Agent commissions	844	844	—	—
Other operating expenses	442	397	18	27
Benefits & other policy reserve changes	203	—	203	—
Market risk benefit (gains) losses	70	—	70	—
Depreciation and amortization	115	33	76	6
Provision for title claim losses	84	84	—	—
Interest expense	30	—	8	22
Total expenses	2,611	2,134	405	72

Pre-tax earnings (loss)	$556	$249	$345	$(38)

Income tax expense (benefit)	156	57	106	(7)
Earnings from equity investments	2	2	—	—
Earnings (loss) from discontinued operations, net of tax	—	—	—	—
Non-controlling interests	2	3	—	(1)

Net earnings (loss) attributable to common shareholders	$400	$191	$239	$(30)

EPS from continuing operations attributable to common shareholders - basic	$1.42
EPS from discontinued operations attributable to common shareholders - basic	$—
EPS attributable to common shareholders - basic	$1.42

EPS from continuing operations attributable to common shareholders - diluted	$1.41
EPS from discontinued operations attributable to common shareholders - diluted	$—
EPS attributable to common shareholders - diluted	$1.41

Weighted average shares - basic	281
Weighted average shares - diluted	283

FIDELITY NATIONAL FINANCIAL, INC.
FIRST QUARTER SEGMENT INFORMATION
(In millions, except order information in thousands)
(Unaudited)

	Consolidated	Title	F&G	Corporate and Other
Three Months Ended
March 31, 2022
Net earnings (loss) attributable to common shareholders	$400	$191	$239	$(30)

Earnings (loss) from discontinued operations, net of tax	$—	$—	$—	$—

Net earnings (loss) from continuing operations, attributable to common shareholders	$400	$191	$239	$(30)

Pre-tax earnings (loss) from continuing operations	556	249	345	(38)

Non-GAAP Adjustments
Recognized (gains) and losses, net	155	175	(17)	(3)
Market related liability adjustments	(190)	—	(190)	—
Purchase price amortization	23	13	6	4
Transaction costs	2	—	—	2

Adjusted pre-tax earnings (loss)	$546	$437	$144	$(35)

Total non-GAAP, pre-tax adjustments	$(10)	$188	$(201)	$3
Income taxes on non-GAAP adjustments	(4)	(45)	42	(1)
Total non-GAAP adjustments	$(14)	$143	$(159)	$2

Adjusted net earnings (loss) attributable to common shareholders	$386	$334	$80	$(28)

Adjusted EPS attributable to common shareholders - diluted	$1.36

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In millions)

	March 31, 2023	December 31, 2022
	(Unaudited)	(Unaudited)
Cash and investment portfolio	$50,858	$47,656
Goodwill	4,791	4,635
Title plant	416	416
Total assets	69,654	65,143
Notes payable	3,696	3,238
Reserve for title claim losses	1,791	1,810
Secured trust deposits	801	862
Accumulated other comprehensive (loss) earnings	(2,610)	(2,870)
Non-controlling interests	456	453
Total equity and non-controlling interests	6,648	6,569
Total equity attributable to common shareholders	6,192	6,116

Non-GAAP Measures and Other Information

Title Segment

The table below reconciles pre-tax title earnings to adjusted pre-tax title earnings.

	Three Months Ended
(Dollars in millions)	March 31, 2023	March 31, 2022
Pre-tax earnings	$157	$249
Non-GAAP adjustments before taxes
Recognized (gains) and losses, net	(22)	175
Purchase price amortization	18	13
Total non-GAAP adjustments	(4)	188
Adjusted pre-tax earnings	$153	$437
Adjusted pre-tax margin	10.0%	17.1%

FIDELITY NATIONAL FINANCIAL, INC.
QUARTERLY OPERATING STATISTICS
(Unaudited)

	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Quarterly Opened Orders ('000's except % data)
Total opened orders*	308	266	363	443	522	536	688	695
Total opened orders per day*	5.0	4.3	5.7	6.9	8.6	8.5	10.8	10.9
Purchase % of opened orders	78%	76%	76%	75%	62%	53%	50%	53%
Refinance % of opened orders	22%	24%	24%	25%	38%	47%	50%	47%
Total closed orders*	188	216	278	348	380	477	527	568
Total closed orders per day*	3.0	3.5	4.3	5.4	6.2	7.6	8.2	8.9
Purchase % of closed orders	78%	76%	76%	71%	55%	51%	50%	47%
Refinance % of closed orders	22%	24%	24%	29%	45%	49%	50%	53%

Commercial (millions, except orders in '000's)
Total commercial revenue	$241	$344	$381	$436	$374	$546	$366	$347
Total commercial opened orders	48.5	44.9	54.8	64.2	66.1	64.5	66.8	69.4
Total commercial closed orders	24.7	30.5	35.2	39.7	37.4	46.1	40.1	42.3

National commercial revenue	$118	$173	$191	$220	$196	$313	$183	$176
National commercial opened orders	18.5	17.8	22.1	26.7	27.5	26.0	27.7	27.4
National commercial closed orders	8.5	11.9	14.0	15.3	14.6	18.1	14.8	14.9

Total Fee Per File
Fee per file	$3,446	$3,649	$3,621	$3,557	$2,891	$3,023	$2,581	$2,444
Residential fee per file	$2,601	$2,542	$2,697	$2,695	$2,188	$2,158	$2,097	$2,030
Total commercial fee per file	$9,800	$11,300	$10,800	$11,000	$10,000	$11,800	$9,100	$8,200
National commercial fee per file	$13,900	$14,600	$13,600	$14,400	$13,400	$17,300	$12,400	$11,800

Total Staffing
Total field operations employees	10,400	10,700	12,000	12,700	13,400	13,600	13,700	13,500

Actual title claims paid ($ millions)	$62	$79	$65	$55	$54	$62	$55	$56

Title Segment (continued)

FIDELITY NATIONAL FINANCIAL, INC.
MONTHLY TITLE ORDER STATISTICS

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2023	94,000	78%	54,000	76%
February 2023	97,000	78%	57,000	79%
March 2023	117,000	79%	77,000	79%

First Quarter 2023	308,000	78%	188,000	78%

	Direct Orders Opened *		Direct Orders Closed *
Month	/ (% Purchase)		/ (% Purchase)
January 2022	166,000	57%	119,000	50%
February 2022	165,000	61%	118,000	54%
March 2022	191,000	68%	143,000	60%

First Quarter 2022	522,000	62%	380,000	55%
* Includes an immaterial number of non-purchase and non-refinance orders

F&G Segment

The table below reconciles net earnings (loss) attributable to common shareholders to adjusted net earnings attributable to common shareholders. The F&G Segment is reported net of noncontrolling minority interest.

	Three Months Ended
(Dollars in millions)	March 31, 2023	March 31, 2022
Net (loss) earnings attributable to common shareholders	$(164)	$239
Less: Earnings (loss) from discontinued operations, net of tax	—	—
Net earnings (loss) from continuing operations attributable to common shareholders	$(164)	$239
Non-GAAP adjustments(1):
Recognized (gains) losses, net	74	(17)
Market related liability adjustments	229	(190)
Purchase price amortization	5	6
Transaction costs	2	—
Income taxes on non-GAAP adjustments	(66)	42
Non-controlling interest on non-GAAP adjustments	(38)	—
Adjusted net earnings attributable to common shareholders(1)	$42	$80

•Adjusted net earnings of $42 million for the first quarter of 2023 included $83 million, or $0.31 per share, of investment income from alternative investments, partially offset by $31 million, or $0.12 per share, of tax valuation allowance expense. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $111 million, or $0.41 per share.

•Adjusted net earnings of $80 million for the first quarter of 2022 included $102 million, or $0.36 per share, of investment income from alternative investments, $18 million, or $0.06 per share, of CLO redemption gains and other investment income, partially offset by $38 million, or $0.13 per share, of tax valuation allowance expense. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $100 million, or $0.35 per share.

The table below provides a summary of sales highlights.

	Three Months Ended
(In millions)	March 31, 2023	March 31, 2022
Total annuity sales	$2,724	$1,435
Indexed universal life sales	37	27
Funding agreements (FABN/FHLB)	256	600
Pension risk transfer	264	527
Gross sales(1)	$3,281	$2,589
Sales attributable to flow reinsurance to third parties	(1,072)	(236)
Net Sales(1)	$2,209	$2,353

Footnotes:
1.Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

DEFINITIONS
The following represents the definitions of non-GAAP measures used by the Company.

Adjusted Net Earnings Attributable to Common Shareholders (Adjusted Net Earnings)

Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) from continuing operations attributable to common shareholders to eliminate:
i.Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effect of changes in fair value of the reinsurance related embedded derivative;
ii.Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit;
iii.Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (“VODA”)) recognized as a result of acquisition activities;
iv.Transaction costs: the impacts related to acquisition, integration and merger related items;
v.Certain income tax adjustments: the impacts related to unusual tax items that do not reflect our core operating performance such as the establishment or reversal of significant deferred tax asset valuation allowances in our Title and Corporate and Other segments;
vi.Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years;
vii.Income taxes: the income tax impact related to the above mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction; and
viii.Non-controlling interest on non-GAAP adjustments: the portion of the non-GAAP adjustments attributable to the equity interest of F&G that FNF does not own

While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations.

Assets Under Management (AUM)
AUM uses the following components:

i.total invested assets at amortized cost, excluding derivatives, net of reinsurance qualifying for risk transfer in accordance with GAAP;
ii.related party loans and investments;
iii.accrued investment income;
iv.the net payable/receivable for the purchase/sale of investments, and
v.cash and cash equivalents excluding derivative collateral at the end the period.
Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Average Assets Under Management (AAUM) (Quarterly and YTD)

AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Sales

Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e. contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.